Exhibit 10.3.2

BITGO CUSTODIAL SERVICES AGREEMENT

WHEREAS;

A.	Custodian provides Services related to Digital Assets and Fiat Currencies; and

B.	Each Client desires to open, and Custodian wishes to provide, a Custodial Account, as provided below.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree:

This Custodial Services Agreement is made as of the later date of the signatures below (the “Effective Date”) by and between each fund specified on Schedule B (each a “Client” and collectively the “Clients”), by and through its sponsor and agent, FD Funds Management LLC, acting solely in its capacity as such (“Sponsor”), and Custodian, as defined below. This Agreement governs Client’s use of the Custodial Services, APIs, and Staking Services (each as defined below, and collectively, the “Services”) provided or made available by the Custodian. Each Client severally and not jointly enters into this Agreement with Custodian. This Agreement shall constitute separate agreements, each between a single Client and Custodian, as if such Client had executed a separate Agreement naming only itself as the Client, and no Client shall have any liability for the obligations of any other Client.

Definitions:

(a) “Agreement” means this Custodial Agreement, as it may be amended from time to time, and includes all schedules, appendices, attachments and exhibits to this Custodial Agreement, as they may be amended from time to time.

(b) “Applicable Law” means all applicable United States federal, state and local laws, statutes, ordinances, regulations, rules, executive orders, circulars, opinions, agency guidance interpretative letters and other official releases, requests, or recommendations of or by any government, or any authority, department or agency thereof.

(c) “Authorized Persons” means any person who is authorized by the Client to give instructions to the Custodian or perform other operations through the Company Site on behalf of the Client (i.e., viewer, admin, enterprise owner, viewer with additional video rights, etc.).

(d) “Bank” means a U.S. banking institution insured by the Federal Deposit Insurance Corporation (FDIC).

(e) “Custodian” or “BitGo” or “Supplier” means BitGo Trust Company, Inc., a South Dakota trust company duly organized and chartered under § 51A-6A-1(12A) of the South Dakota Banking Law and licensed to act as custodian of Client’s Digital Assets on Client’s behalf.

(f) “Digital Assets” means digital assets, virtual currencies, tokens, coins, commodities, or digital securities supported by the Custodian.

1.	SERVICES.

1.1.

Custodian. Client authorizes, approves, and directs Custodian to establish and maintain one or more custody accounts on its books (each a “Custodial Account”), pursuant to the terms of this Agreement, for the receipt, safekeeping, and maintenance of supported Digital Assets (“Custodial Services”).

1.2.

Digital Asset Services. Custodian will maintain the private keys controlling Digital Assets of a Client in such Client’s Custodial Account in one or more segregated, cold storage wallets controlled and secured by Custodian. Custodian will not permit Digital Assets of other clients (including any Clients other than Client) to be commingled with Digital Assets of Client, either in Client’s Custodial Account or any wallet storing Client’s Digital Assets).

1.3.

Third-Party Payments. Without limitation of Custodian’s obligations to follow Instructions (as defined below), Custodian has no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) using Digital Assets.

1.4.	API Access.

(a)

Most Services are provided through https://www.bitgo.com/ or any associated websites or application programming interfaces (“APIs”) (collectively, the “Company Site”). Client may elect to utilize the APIs either directly or indirectly within Client’s proprietary and independently developed and controlled application (“Developer Application”). Sections 2 and 5 of the Services Agreement (attached hereto as Appendix 1) shall apply to Client’s use of the APIs. In the event of a conflict between such sections and the terms of this Agreement, the terms of this Agreement shall control.

(b)

As of the date of this Agreement, and unless otherwise mutually agreed to by the parties in writing, the number of API calls Client will be permitted to make are limited to 300 calls per minute. If Client exceeds such usage limit, Custodian may provide assistance to reduce Client usage so that it conforms to such limit. If Client is unable or unwilling to abide by such usage limit, Client may order additional quantities of the applicable Services sufficient to meet such usage limits or will pay Custodian’s invoices for excess usage.

1.5.

Staking & Delegation Services. The terms set forth in Appendix 4 to this Agreement will apply to all Staking Services (as defined in Appendix 4) provided under this Agreement. Custodian may update the Staking Services terms from time to time, which will be agreed to by both Parties. Schedule F lists the third-party staking service providers on behalf of Client in connection with the Staking Services (such listed third-party staking service providers, the “Staking Service Providers”). Custodian shall provide an updated Schedule F on at least an annual basis. Custodian shall provide 60 days’ advance notice to Client for changes to any Staking Service Providers (as defined below) that the Client is actively staking Digital Assets with at the time of such change, unless a Staking Service Provider is removed because the Staking Service Provider is terminated for material breach of its agreement with Custodian, shuts down its staking services or otherwise ceases operations, or for other reasons beyond Custodian’s control (in which event Custodian shall provide client with as much notice as is practicable under the circumstances). If the Client does not agree with such changes to the Staking Service Providers, Client may terminate this Agreement immediately, subject to Sponsor’s obligations to pay undisputed fees in accordance with Section 5.5(b) of this Agreement. Custodian will perform due diligence and KYC programs on Staking Service Providers in accordance with Section 7.2(d) of this Agreement.

1.6.

Fees. The fees associated with the Services shall be calculated, invoiced and paid in accordance with Schedule A (“Fee Schedule”). The Fee Schedule shall be revised only upon the mutual written agreement of the parties. Fees, unless otherwise noted, will be paid by the Sponsor.

1.7.	Acknowledgement of Risks.

(a)

General Risks; No Investment, Tax, or Legal Advice; No Brokerage. CLIENT ACKNOWLEDGES THAT CUSTODIAN DOES NOT PROVIDE INVESTMENT, TAX, OR LEGAL ADVICE, NOR DOES CUSTODIAN PROVIDE BROKERAGE SERVICES ON CLIENT’S BEHALF. CLIENT ACKNOWLEDGES THAT CUSTODIAN HAS NOT PROVIDED, AND WILL NOT PROVIDE, ANY ADVICE, GUIDANCE OR RECOMMENDATIONS TO CLIENT WITH REGARD TO THE SUITABILITY OR VALUE OF ANY DIGITAL ASSETS, AND THAT CUSTODIAN HAS NO LIABILITY REGARDING ANY SELECTION OF A DIGITAL ASSET THAT IS HELD BY CLIENT THROUGH CLIENT’S CUSTODIAL ACCOUNT AND THE CUSTODIAL SERVICES. ALL DEPOSIT AND WITHDRAWAL TRANSACTIONS ARE EXECUTED BASED ON CLIENT’S INSTRUCTIONS. THE CLIENT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER ANY INVESTMENT, INVESTMENT STRATEGY, OR RELATED TRANSACTION INVOLVING DIGITAL ASSETS IS APPROPRIATE FOR CLIENT BASED ON CLIENT’S INVESTMENT OBJECTIVES, FINANCIAL CIRCUMSTANCES AND RISK TOLERANCE. CLIENT SHOULD SEEK LEGAL AND PROFESSIONAL TAX ADVICE REGARDING ANY TRANSACTION.

(b)	Material Risk in Investing in Digital Currencies. CLIENT ACKNOWLEDGES THAT:

(1) A DIGITAL ASSET IS NOT LEGAL TENDER, IS NOT BACKED BY THE GOVERNMENT, AND DIGITAL ASSET ACCOUNTS AND VALUE BALANCES IN DIGITAL ASSET ACCOUNTS ARE NOT SUBJECT TO FEDERAL DEPOSIT INSURANCE CORPORATION OR SECURITIES INVESTOR PROTECTION CORPORATION PROTECTIONS;

(2) LEGISLATIVE AND REGULATORY CHANGES OR ACTIONS AT THE STATE, FEDERAL, OR INTERNATIONAL LEVEL MAY ADVERSELY AFFECT THE USE, TRANSFER, EXCHANGE, AND VALUE OF DIGITAL ASSETS;

(3) TRANSACTIONS IN DIGITAL ASSETS MAY BE IRREVERSIBLE, AND LOSSES DUE TO FRAUDULENT OR ACCIDENTAL TRANSACTIONS MAY NOT BE RECOVERABLE;

(4) SOME DIGITAL ASSET TRANSACTIONS SHALL BE DEEMED TO BE EXECUTED WHEN RECORDED ON A PUBLIC LEDGER, WHICH MAY NOT NECESSARILY BE THE DATE OR TIME THAT THE CUSTOMER INITIATES THE TRANSACTION;

(5) THE VALUE OF DIGITAL ASSETS MAY BE DERIVED FROM THE CONTINUED WILLINGNESS OF MARKET PARTICIPANTS TO EXCHANGE FIAT CURRENCY FOR DIGITAL ASSETS, WHICH MAY RESULT IN THE POTENTIAL FOR PERMANENT AND TOTAL LOSS OF VALUE OF A PARTICULAR DIGITAL ASSET SHOULD THE MARKET FOR THAT DIGITAL ASSET DISAPPEAR;

(6) THERE ARE NO ASSURANCES THAT A PERSON WHO ACCEPTS DIGITAL ASSETS AS PAYMENT TODAY WILL CONTINUE TO DO SO IN THE FUTURE;

(7) THE VOLATILITY AND UNPREDICTABILITY OF THE PRICE OF DIGITAL ASSETS RELATIVE TO FIAT CURRENCY MAY RESULT IN A SIGNIFICANT LOSS OVER A SHORT PERIOD OF TIME;

(8) THE NATURE OF DIGITAL ASSETS MAY LEAD TO AN INCREASED RISK OF FRAUD OR CYBER ATTACK; AND

(9) THE TECHNOLOGICAL NATURE OF DIGITAL ASSETS MEANS THAT ANY TECHNOLOGICAL DIFFICULTIES EXPERIENCED BY THE CUSTODIAN OR CLIENT MAY PREVENT THE ACCESS OR USE OF A CLIENT’S DIGITAL ASSETS.

(c)

CLIENT ACKNOWLEDGES THAT USING DIGITAL ASSETS, AND ANY RELATED NETWORKS AND PROTOCOLS, INVOLVES SERIOUS RISKS. CLIENT AGREES THAT IT HAS READ AND ACCEPTS THE RISKS LISTED IN THIS SECTION 1.7, WHICH IS NON-EXHAUSTIVE AND WHICH MAY NOT CAPTURE ALL RISKS ASSOCIATED WITH CLIENT’S ACTIVITY. IT IS CLIENT’S DUTY TO LEARN ABOUT ALL THE RISKS INVOLVED WITH DIGITAL ASSETS AND ANY RELATED PROTOCOLS AND NETWORKS. CUSTODIAN MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE VALUE OF DIGITAL ASSETS OR THE SECURITY OR PERFORMANCE OF ANY RELATED NETWORK OR PROTOCOL.

2.	CUSTODIAL ACCOUNT.

2.1.	Registration; Authorized Persons

(a)

To use the Custodial Services, Client must create a Custodial Account by providing Custodian with all information reasonably requested. Custodian may, in its sole discretion, refuse to allow Client to establish a Custodial Account, and/or limit the number of Custodial Accounts.

(b)

Client will maintain an updated and current list of Authorized Persons at all times on the Company Site and will notify Custodian of any changes to the list of Authorized Persons by updating the list on the Company Site as soon as reasonably practicable. Client shall make available all necessary documentation and identification information, as reasonably requested by Custodian, to confirm: (i) the identity of each Authorized Person; (ii) that each Authorized Person is eligible to be deemed an “Authorized Person” as defined in this Agreement; and (iii) the party(ies) requesting the changes in the list of Authorized Persons have valid authority to request changes on behalf of Client.

2.2.

General. The Custodial Services allow Client to deposit supported Digital Assets from a public blockchain address to Client’s Custodial Account(s), and to withdraw supported Digital Assets from Client’s Custodial Account(s) to a public blockchain address, in each case, pursuant to proper Instructions Client’s Authorized Person(s) provides through the Company Site (each such transaction is a “Custody Transaction”). The Digital Assets stored in Client’s Custodial Account will not be commingled with other Digital Assets without express action taken by Client and will be held in custody pursuant to the terms of this Agreement. The private keys controlling Client’s Digital Assets, shall be securely held by Custodian in oﬄine cold storage facilities in the United States. Custodian cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network.

2.3.	Instructions.

(a)	Custodian shall only act upon instructions given by Authorized Persons that are received and verified by Custodian in accordance with its procedures and this Agreement (“Instructions”).

(b)	Instructions will be required for any action requested of the Custodian. Instructions shall continue in full force and effect until canceled by Client (if possible) or executed.

(c)	Custodian shall be entitled to rely upon any Instructions it receives pursuant to this Agreement.

(d)

The Custodian may assume that any Instructions are not in any way inconsistent with the provisions of organizational documents of the Client or of any vote, resolution, or proper authorization and that the Client is authorized to take the actions specified in the Instructions.

(e)

Client must verify all transaction information prior to submitting instructions to the Custodian. The Custodian shall have no duty to inquire into or investigate the validity, accuracy or content of any instructions, provided Custodian complied with its obligations with respect to instructions in accordance with 2.3(a).

(f)

If any Instructions are ambiguous, incomplete, or conflicting, Custodian may refuse to execute such Instructions until the ambiguity, incompleteness, or conflict has been resolved. Custodian may refuse to execute Instructions if it reasonably believes such Instructions are outside the scope of its duties under this Agreement or are in violation of Applicable Law. Custodian shall promptly notify Client if Custodian refuses to execute any Instructions and shall provide Client with a reasonably detailed explanation for the basis of such refusal, if and to the extent permitted by Applicable Law.

(g)

Client is responsible for Losses (as defined below) resulting from inaccurate Instructions (e.g., if Client provides the wrong destination address for executing a withdrawal transaction). Custodian does not guarantee that the address provided in an Instruction is the correct address for any intended user, receiver, requestee, or other party to a Custody Transaction. Custodian shall have no liability whatsoever for performance or for failure to perform pursuant to inaccurate Instructions, except in the case of Custodian’s negligence, fraud, or willful misconduct.

2.4.	Digital Asset Deposits and Withdrawals.

(a)

Prior to initiating a deposit of Digital Assets to Custodian, Client must confirm that Custodian offers Custodial Services for that specific Digital Asset. The list of supported Digital Assets is currently available at: https://www.bitgo.com/resources/coins. Subject to Section 2.6 hereof, the foregoing list or foregoing URL may be updated or changed from time to time in Custodian’s sole discretion. By initiating a deposit of Digital Assets to a Custodial Account, Client attests that it has confirmed that the Digital Asset being transferred is supported by Custodian. Custodian assumes no obligation or liability whatsoever regarding any digital asset that is not a Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for digital assets that Custodian does not support.

(b)

Client must initiate any withdrawal request through Client’s Custodial Account to a Client-approved wallet address. Custodian will process withdrawal requests for amounts under $250,000 either in a single transaction or aggregated in a series of transactions, during a rolling 24-hour period without video verification, to a Client-whitelisted address which has been previously used to which Client has made a withdraw to at least once. The time of such a request shall be considered the time of transmission of such notice from Client’s Custodial Account. Notwithstanding the above, Custodian reserves the right to request video verification for any transaction or series of transactions under the threshold of $250,000, if it deems necessary for security, compliance, or any other purposes in its sole discretion. Custodian will require video verification for withdrawal requests greater than $250,000 or requests made to a new address, either in a single transaction or aggregated in a series of transactions, during a rolling 24-hour period. The initiation of the 24-hour time period to process the withdrawal request shall be considered at the time at which client completes video verification.

(c)

As further set forth in Section 3.5, Client must manage and keep secure any and all information or devices associated with deposit and withdrawal procedures, including YubiKeys and passphrases or other security or confirmation information. Custodian reserves the right to charge or pass through network fees (e.g. miner fees or validator fees) to process a Digital Asset transaction on Client’s behalf. Custodian will notify Client of the estimated network fee at or before the Client authorizes the transaction.

2.5.	Digital Asset Access Time.

(a)	Custodian requires up to 24 hours between any request to withdraw Digital Assets from Client’s Custodial Account and submission of Client’s withdrawal to the applicable Digital Asset network.

(b)

Custodian reserves the right to take additional time beyond the 24-hour period if such time is required to verify security processes for large or suspicious transactions. Any such processes will be executed reasonably and in accordance with Custodian documented protocols at such time.

(c)

Custodian makes no representations or warranties with respect to the availability and/or accessibility of the Digital Assets. Custodian will make reasonable efforts to ensure that Client-initiated deposits are processed in a timely manner, but Custodian makes no representations or warranties regarding the amount of time needed to complete processing of deposits, which is dependent upon factors outside of Custodian’s control.

2.6.

Supported Digital Assets. Custodian will (i) use commercially reasonable efforts to provide Client with ninety (90) days’ prior written notice (except in the case of bitcoin, ether and solana, in which case Custodian will provide one hundred and eighty days’ (180) prior written notice) before ceasing to support a Digital Asset (such asset, upon expiry of the applicable notice period, an “Unsupported Digital Asset”), unless Custodian is required to cease such support sooner to comply with Applicable Law or in the event such support creates an urgent security or operational risk in Custodian’s reasonable discretion (in which event Custodian will provide as much notice as is reasonably practicable under the circumstances) and (ii) prior to the expiration of such ninety (90)-day period (or one hundred eighty (180)-day period for bitcoin, ether, and solana) upon Client’s Instructions, return to Client, at an address specified by Client, any such Unsupported Digital Assets of Client for which Custodian has provided notice in accordance with this Section. Under no circumstances should Client attempt to use the Custodial Services to deposit or store additional Unsupported Digital Assets. Depositing or attempting to deposit Unsupported Digital Assets will result in such Unsupported Digital Asset being unretrievable by Client and Custodian.

2.7.

Advanced Protocols. Unless specifically announced on the Custodian’s website or Company Site, Custodian does not support airdrops, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins which supplement or interact with a Digital Asset supported by Custodian (collectively, “Advanced Protocols”). Client shall not use its Custodial Account to attempt to receive, request, send, store, or engage in any other type of transaction involving an unsupported Advanced Protocol. Custodian assumes absolutely no responsibility whatsoever in respect to unsupported Advanced Protocols.

2.8.	Operation of Digital Asset Protocols.

(a)

Custodian does not own or control the underlying software protocols which govern the operation of Digital Assets supported on the Custodian platform. By using the Custodial Services, Client acknowledges and agrees that (i) Custodian is not responsible for operation of the underlying protocols and that Custodian makes no guarantee of their functionality, security, or availability, (ii) the underlying protocols are subject to sudden changes in operating rules (a.k.a. “forks”), and (iii) such forks may materially affect the value, function, and/or even the name of the Digital Assets that Client stores in Client’s Custodial Account. In the event of a fork, Client agrees that Custodian may temporarily suspend Custodian operations with respect to the affected Digital Assets (with or without advance notice to Client) and that Custodian may, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely. Client acknowledges and agrees that Custodian assumes absolutely no liability whatsoever in respect of an unsupported branch of a forked protocol or its determination whether or not to support a forked protocol.

(b)

Client agrees that all “airdrops” (free distributions of certain Digital Assets) and forks will be handled by Custodian pursuant to its fork policy (the “Fork Policy”) (currently attached to this Agreement as Appendix 2). Client acknowledges that Custodian is under no obligation to support any airdrops or forks, or handle them in any manner, except as detailed herein and in Appendix 2. Client further acknowledges that Custodian, at its sole discretion, may update the Fork Policy from time to time. In such event, Custodian shall provide 30 days’ advance notice of such update to Client by updating Appendix 2.

2.9.	Account Statements.

(a)

Custodian will provide Client with an electronic account statement every calendar month. Each statement will be provided via the Custodian’s website and notice of its posting will be sent via electronic mail.

(b)	The Client will have forty-five (45) days to file any written objections or exceptions with the Custodian after the posting of a Custodial Account statement online.

(c)

To value Digital Assets held in the Client’s account, the Custodian will electronically obtain USD equivalent prices from digital asset market data with amounts rounded up to the seventh decimal place to the right. Custodian cannot guarantee the accuracy or timeliness of prices received and the prices are not to be relied upon for any investment decisions for the Client’s account.

2.10.

Independent Verification. Custodian shall, upon written request, provide Client’s authorized independent public accountant confirmation of, or access to, information reasonably sufficient to confirm (i) the amount and value of Client’s Digital Assets as of the date of an examination, and (ii) that Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s customers.

2.11.

Support and Service Level Agreement. Custodian will use commercially reasonable efforts: (i) to provide reasonable technical support to Client, by email or telephone, during Custodian’s normal business hours (9:30 AM to 6 PM ET); (ii) to respond to support requests in a timely manner; (iii) to resolve such issues by providing updates and/or workarounds to Client (to the extent reasonably possible and practical), consistent with the severity level of the issues identified in such requests and their impact on Client’s business operations; (iv) to abide by the terms of the Service Level Agreement attached to this Agreement as Appendix 3; and (v) to make Custodial Accounts available via the internet 24 hours a day, 7 days a week.

2.12.

Financial Asset Election. The parties agree that all property credited to the Client’s Custodial Account(s) will be treated as “financial assets” under Article 8 of the UCC, the Custodian will be acting as “securities intermediary” in maintaining the Custodial Accounts within the meaning of Article 8 of the UCC and the Hague Securities Convention, and the Custodial Accounts will constitute “securities accounts” within the meaning of Article 8 of the UCC and the Hague Securities Convention with respect to all property credited thereto. The State of New York is the “securities intermediary’s jurisdiction” for purposes of the UCC, and the law in force in the State of New York is applicable to all issues specified in Article 2(1) of the Hague Securities Convention. “UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time. “Hague Securities Convention” means the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, July 5, 2006, 17 U.S.T. 401, 46 I.L.M. 649 (entered into force April 1, 2017).

3.	USE OF SERVICES.

3.1.

Company Site and Content. Custodian hereby grants Client a limited, non-exclusive, non-transferable, revocable, royalty-free license, subject to the terms of this Agreement, to access and use the Company Site and related content, materials, and information of the Custodian (collectively, the “Content”) solely for using the Services in accordance with this Agreement. Any other use of the Company Site or Content is expressly prohibited and all other right, title, and interest in the Company Site or Content is exclusively the property of Custodian and its licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Content in whole or in part. “www.bitgo.com,” “BitGo,” “BitGo Custody,” and all logos related to the Custodial Services or displayed on the Company Site are either trademarks or registered marks of Custodian or its licensors. Client may not copy, imitate or use them without Custodian’s prior written consent in each instance.

3.2.

Website Accuracy. Although Custodian intends to provide accurate and timely information on the Company Site, public-facing elements of the Company Site (including without limitation, the Content, but excluding (i) any portions thereof that are specifically referenced in this Agreement and (ii) Client’s Custodial Account information and reporting, the “Unincorporated Content”) may not always be entirely accurate, complete, or current and may also include technical inaccuracies or typographical errors. Unincorporated Content may be changed or updated from time to time without notice. Client should verify all Unincorporated Content before relying on it, and all decisions based on Unincorporated Content are Client’s sole responsibility and Custodian shall have no liability for such decisions. Links to third-party materials (including without limitation, websites) may be provided as a convenience but are not controlled by Custodian. Custodian is not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible from or linked to the Company Site.

3.3.

Third-Party or Non-Permissioned Users. Client is fully responsible for all activities taken by any third party or any Client employee, whether authorized or not, accessing Client’s Custodial Account as a result of any act or omission of Client with respect to Client’s security obligations in accordance with Section 3.5 (including any breach of Client’s networks or systems); provided any such access did not result from Custodian’s negligence, willful misconduct, fraud, or breach of this Agreement (including the security requirements terms of Appendix 5). Client must notify Custodian immediately when Client becomes aware of a non-permissioned user accessing or connecting to Client’s Custodial Account by contacting Client’s Custodial Account representative or by emailing security@bitgo.com from the email address associated with Client’s Custodial Account.

3.4.

Prohibited Use. Client will not use the Services directly or via the Developer Application, to knowingly: (i) upload, store or transmit any content that is infringing, libelous, unlawful, tortious, violates privacy rights, or includes any viruses, software routines or other code designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data; (ii) engage in any activity that unreasonably interferes with, or that disrupts, damages, or accesses in an unauthorized manner, the Services, servers, networks, data, or other properties of Custodian or of its suppliers or licensors; (iii) develop, distribute, or make available the Developer Application in any way in furtherance of criminal, fraudulent, or other unlawful activity; (iv) make the Services available to, or use any Services for the benefit of, anyone other than Client and its customers or end users of the Developer Application; (v) sell, resell, license, sublicense, distribute, rent or lease any Services, or include any Services in a Services bureau or outsourcing offering; (vi) permit access to or use of any Services in a way that circumvents a contractual usage limit; (vii) obscure, remove, or destroy any copyright notices, proprietary markings or confidential legends; (viii) to build a competitive product or service; (ix) distribute the Developer Application in source code form in a manner that would disclose the source code of the Services; (x) reverse engineer, decrypt, decompile, decode, disassemble, or otherwise attempt to obtain the human readable form of the Services, to the extent such restriction is permitted by Applicable Law For the avoidance of doubt, the provisions of this Section shall not prohibit Client (or any of its affiliates) to provide a competitive product or service unless it uses the Services or any of Custodian’s Confidential Information to provide such competitive product.

3.5.	Security; Client Responsibilities.

(a)

Client is responsible for maintaining adequate security and control of any and all Client Keys, IDs, passwords, hints, personal identification numbers, non-custodial wallet keys, API keys, YubiKeys, 2-factor authentication devices or backups, or any other codes that Client uses to access the Services. Any loss or compromise of the foregoing information and/or Client’s personal information may result in unauthorized access to Client’s Custodial Account by third parties and the loss or theft of Digital Assets. Client is responsible for keeping Client’s email address and telephone number up to date in Client’s profile in order to receive any notices or alerts that Custodian may send Client. Custodian assumes no responsibility for any loss that Client may sustain due to (i) compromise of login credentials due to no fault of Custodian; (ii) Client’s failure to maintain up-to-date email address or telephone number in Client’s profile; and/or (iii) failure to follow or act on any notices or alerts received by Client. In the event Client believes Client’s Custodial Account information has been compromised, Client will contact Custodian Support immediately at security@bitgo.com.

(b)

Client will ensure that all Authorized Persons will be adequately trained to safely and securely access the Services, including understanding of general security principles regarding personnel, passwords and physical security of computers and keys.

(c)

Client will notify Custodian as soon as reasonably possible if Client becomes aware of any unauthorized access, use or disclosure of Client’s Custodial Account credentials or any actual or suspected security breach of Client’s systems, networks or developer applications used primarily to access the Services (including Client’s Custodial Account) where such breach is likely to enable access to Client’s Custodial Account or cause a material risk of harm to Custodian. For the sake of clarity with respect to the foregoing, upon Client’s detection of a suspected security breach that impacts Client’s Custodial Account, Client will first initiate an investigation and then notify the Custodian (within 48 hours) upon concluding that a security breach has occurred. Client will provide Custodian with all relevant information Custodian reasonably requests to assess the security of the Client’s Digital Assets and Custodial Accounts.

3.6.

Taxes. Client is solely responsible for any taxes applicable to any deposits or withdrawals Client conducts through the Custodial Services, and for withholding, collecting, reporting, and/or remitting the correct amount of taxes to the appropriate tax authorities. Client’s deposit and withdrawal history is available by accessing Client’s Custodial Account through the Company Site or by contacting Custodian directly. Custodian shall promptly send Client any notifications it receives from tax authorities relating to Client’s Account. Unless required by Applicable Law, Custodian shall not pay or collect any taxes for which Client is responsible.

3.7.

Third Party Providers. Client acknowledges and agrees that the Services may be provided from time to time by, through or with the assistance of affiliates of or vendors to Custodian, including BitGo Inc. as described above. Schedule E lists such vendors as of the Effective Date. Custodian will use commercially reasonable efforts to provide prior written notice to Client of any new or additional vendor if such vendor will have access to Client’s data. Custodian shall provide an updated Schedule E on at least an annual basis. Custodian shall remain liable for its obligations under this Agreement in the event of any breach of this Agreement caused by such affiliates or any vendor.

3.8.	Developer Applications.

(a)

Custodian grants Client a nonassignable, non-transferrable, revocable, non-exclusive license to use and reproduce the APIs and any other Custodian software development tools and code made available by Custodian to Client for Developer Applications.

(b)	Client agrees that all end users of any Developer Application will be subject to the same use restrictions that bind Client under this Agreement.

(c)

Client is solely responsible and has sole liability for Client’s end users that access or use the Services via the Developer Application. All acts or omissions taken by such end users will be deemed to have been taken (or not taken) by Client. Client is responsible for the accuracy, quality and legality of Developer Application content and user data submitted by Client through the Developer Application. Client will comply, and ensure that Client’s Developer Application and its end users comply, with Applicable Law. For the avoidance of doubt, Custodian’s obligations under the Security Requirements appendix and this Agreement shall remain in full force and effect, notwithstanding anything in this Section 3.8.

(d)

Custodian will provide notice to Client of any updates to the Services (i) that are reasonably likely to have a material adverse impact on Client’s ability to access or use the Services through the Developer Applications, or (ii) involving the deprecation of any material feature of function of the Services.

3.9.

Open Source Software. Custodian represents and warrants no OSS license will require the distribution, redistribution, licensing, or disclosure either of any Client’s use of any Service or any software or intellectual property that Client or any of its affiliates owns or licenses. “OSS” means all software provided by Custodian to Client and licensed under licenses similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/, including the GNU General Public License, the GNU Lesser Public License, the Artistic License, the Berkeley Science Division (BSD) License, and the Apache License.

3.10.

Artificial Intelligence. Custodian shall not use Client Confidential Information or transaction data from Client’s use of the Service (including Client Data and Anonymized Information) to train or develop models for any AI Technology, and, as of the Effective Date, Custodian does not use AI Technology to provide the Services (excluding, for clarity, solely internal use of AI technology for BitGo’s coding, engineering, and other internal business purposes). In the event Custodian intends on including AI Technology in the provision of Services to Client, then Custodian shall provide Client 60 days’ prior written notice, and the parties shall negotiate in good faith terms applicable to such AI Technology. “AI Technology” means any software, model, algorithm, hardware, or other machine-based system that utilizes artificial intelligence capabilities. AI Technology includes self-learning and machine learning software, generative AI models, and large language models.

4.	CUSTODIAN OBLIGATIONS.

4.1.

Insurance. Custodian will obtain and/or maintain, at its sole expense, insurance coverage in such types and amounts as that are compliant with the requirements of Schedule C to this Agreement. In addition, Custodian represents, warrants, and covenants that it shall maintain industry-standard insurance coverage for services rendered hereunder during the full duration of this Agreement and for at least five (5) years after expiration thereof.

4.2.

Standard of Care. At minimum, Custodian (including its Affiliates) shall at all times perform its obligations under this Agreement (including any schedule, attachment, exhibit, or addendum thereto) with the reasonable care, skill, and diligence of a prudent, professional, competent, and regulated provider of custody services in the financial industry, unless a higher standard is specified by this Agreement or applicable law or regulation. Subject to Custodian’s compliance with the terms of this Agreement, Custodian shall not be responsible for any loss or damage suffered by Client as a result of the Custodian performing its duties hereunder, unless any such loss or damage results from an act of negligence, fraud, or willful misconduct on the part of the Custodian. Custodian shall not be responsible for the title, validity or genuineness of any of the Client’s Digital Assets (or any evidence of title thereto) received or delivered by it pursuant to this Agreement.

4.3.

Business Continuity Plan. Custodian has established a business continuity plan that will support its ability to conduct business in the event of a significant business disruption (“SBD”) (such plan, the “Business Continuity Plan”) as described in Schedule D. This Business Continuity Plan is reviewed annually, and can be updated more frequently if deemed necessary by Custodian in its sole discretion. Should Custodian be impacted by an SBD, Custodian aims to minimize business interruption as quickly and efficiently as possible. To receive more information about Custodian’s Business Continuity Plan, please send a written request to security@bitgo.com.

4.4.

Fraud Prevention. Custodian shall protect against unauthorized account access by requiring multifactor authentication access credentials for Authorized Persons, password resets and username lookups for the Services. If Custodian has access to personally identifiable information (e.g., names, addresses, SSNs, etc.) (“PII”), throughout the Term Custodian shall:

i.

Provide fraud monitoring services in a standard environment using its fraud detection platform. Custodian will monitor Authorized Person transactions and use commercially reasonable efforts to have the systems and processes in place to prevent, detect, and respond to potentially fraudulent activity;

ii.	Issue electronic or print notifications to Authorized Persons when funds are moved or withdrawn after account openings and account maintenance in the Services;

iii.	Monitor Authorized Person accounts for unusual or anomalous account behavior and restrict authorized user accounts as appropriate in the Service when such behavior is detected;

iv.

When authenticating Authorized Persons to the Service, Custodian shall not principally rely upon publicly available information, or any other method that requires the knowledge of private information from the Authorized Persons to prove that the person providing the identity information is the Authorized Person; and

v.	Immediately notify Client of any potentially fraudulent activity.

4.5.

Requests for Information and Cooperation. Custodian agrees to promptly respond to Client’s reasonable requests for information including from Client’s accountants or auditors and to provide reasonable cooperation to Client in connection with any inquiry or investigation made or conducted by any federal or state regulator. During the Term, Custodian shall: (a) prepare quarterly unaudited and annual audited financial statements describing its operations and financial position in accordance with Generally Accepted Accounting Principles (“Financial Statements”); (b) upon Client’s request, provide Client with copies of its Financial Statements for periods specified by Client; (c) cause an independent, Certified Public Accountant (“CPA”) to certify each annual Financial Statement; (d) only submit to Client complete Financial Statements with all notes, exhibits, and the CPA’s opinion letter (for annual Financial Statements); and (e) following receipt of Client’s request, provide to Client the specified Financial Statements within 30-days or by another mutually agreed upon date.

4.6.

Notice of Adverse Actions. Custodian shall notify Client if Custodian is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of Client or Sponsor.

5.	TERM; TERMINATION.

5.1.

Initial Term; Renewal Term. This Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the terms of this Agreement (the “Term”). Either party may terminate this Agreement in its entirety, or for one or more Services, at any time and for any reason upon (i) in the case of Custodian, one hundred and twenty (120) days prior written notice to Client or (ii) in the case of Client, sixty (60) days prior written notice to Custodian.

5.2.

Termination for Material Breach. Either party may terminate this Agreement if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) calendar days following written notice thereof from the other party.

5.3.	Suspension, Termination, or Cancellation by Custodian

(a)	Custodian may suspend or restrict Client’s access to the Custodial Services and/or deactivate, terminate or cancel Client’s Custodial Account if:

i.	Custodian is so required by a facially valid subpoena, court order, or binding order of a government authority;

ii.	Custodian reasonably suspects Client of using Client’s Custodial Account in connection with a Prohibited Use;

iii.

Custodian becomes aware of a risk of legal or regulatory non-compliance associated with Client’s Custodial Account activity or the provision of the Custodial Account to Client by Custodian (including but not limited to any risk Custodian is aware of in the review of any materials, documents, information, statements or related materials provided by Client after execution of this Agreement);

iv.

Client takes any action that Custodian reasonably deems as circumventing Custodian’s controls, including, but not limited to, opening multiple Custodial Accounts materially in excess of what is agreed to by the Parties, abusing promotions which Custodian may offer from time to time, or otherwise materially misrepresenting any information set forth in Client’s Custodial Account; or

v.	Sponsor fails to pay undisputed fees for a period of 90 days.

(b)

Before Custodian suspends or restricts Client’s access to the Custodial Services and/or deactivates, terminates or cancels Client’s Custodial Account for any reason, unless prohibited by Applicable Law, Custodian will provide Client with advanced written notice of Custodian’s actions via email and shall provide Client with a reasonable period of time to cure. Client acknowledges that Custodian’s decision to take certain actions, including limiting access to, suspending, or closing Client’s Custodial Account, may be based on confidential criteria that are essential to Custodian’s compliance, risk management, or and security protocols. Client agrees that Custodian is under no obligation to disclose the details of any of its internal risk management and security procedures to Client.

(c)

If Custodian terminates this Agreement, this Agreement shall continue until the later of (i) the effective date of such cancellation or (ii) the date on which all of Client’s funds and assets are withdrawn.

5.4.

Effect of Termination. On termination of this Agreement, (A) Client will withdraw Digital Assets associated with Client’s Custodial Account within ninety (90) days after Custodial Account termination or cancellation, unless such withdrawal is prohibited by Applicable Law (including but not limited to applicable sanctions programs or a valid subpoena, court order, or binding order of a government authority); (B) Sponsor will pay all undisputed fees owed or accrued to Custodian through the date of Client’s withdrawal of funds; (C) Client authorizes Custodian to cancel or suspend any pending deposits as of the effective date of termination; (D) Custodian will continue to provide the Custodial Services until the sooner of (1) the transfer of all Digital Assets from any affected Custodial Accounts by Client or (2) 180 days after the closure of a Custodial Account or termination of the Custodial Services, as the case may be and (E) the definitions set forth in this Agreement and Sections 1.6, 3.6, 4.1 (in accordance with its terms), 5.4, 7, 8, 9.1, 10, 11, and 12 will survive.

5.5.

Early Termination. Client may terminate this Agreement before the end of the current Term if Client: (a) provides Custodian at least thirty (30) days written notice of Client’s intent to exercise its termination right under this Section, and (b) pays (or, in the case of fees payable by Sponsor, causes Sponsor to pay) all outstanding amounts due under this Agreement through the date of termination. Such termination will not be deemed effective unless and until Client removes all assets from Custodial Accounts.

6.	[INTENTIONALLY OMITTED].

7.	REPRESENTATIONS, WARRANTIES, AND COVENANTS.

7.1.	By Client. Client represents, warrants, and covenants to Custodian that:

(a)	Client operates in full compliance with Applicable Law, including by implementing all due diligence procedures required by Applicable Law with respect to third parties;

(b)	To the extent Client creates receive addresses to receive Digital Assets from third parties, Client represents and warrants that the receipt of said Digital Assets is based on lawful activity;

(c)

Client will not knowingly use any Services for any illegal activity, including without limitation, illegal gambling, money laundering, fraud, blackmail, extortion, ransoming data, the financing of terrorism, other violent activities or any prohibited market practices;

(d)

Client is currently, and will remain at all times, in good standing with all relevant government agencies, departments, regulatory or supervisory bodies in all relevant jurisdictions in which Client does business and Client will immediately notify Custodian if Client ceases to be in good standing with any applicable regulatory authority;

(e)

Client will promptly provide such information as Custodian may reasonably request from time to time regarding: (i) Client’s policies, procedures, and activities which relate to its use of the Custodial Services; and (ii) any transaction which involves the use of the Services, to the extent reasonably necessary to comply with Applicable Law, or the guidance or direction of, or request from (x) any regulatory authority with jurisdiction over Custodian or (y) a financial institution through which Custodian provides Services to Client but only to the extent the information requested by such financial institution is required by Applicable Law, provided that such information may be redacted to remove confidential commercial information not relevant to the financial institution or the requirements of this Agreement;

(f)	Client either owns or possesses lawful authorization to transact with all Digital Assets involved in the Custody Transactions;

(g)

Client has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Client has full legal capacity and authorization to do so;

(h)	[reserved]; and

(i)

Each Client that is not a publicly listed company is not owned in part or in whole, nor controlled by any person or entity that is, nor is it conducting any activities on behalf of any person or entity that is (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Custodian or its affiliates with respect to U.S. sanctions laws; (ii) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including without limitation, the Crimean, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria.

7.2.	By Custodian. Custodian represents, warrants, and covenants to Client that:

(a)

Custodian (including its affiliates and any vendors used to facilitate the Services offering hereunder) possesses and will maintain, all licenses, registrations, authorizations and approvals required by Applicable Law, government agency or regulatory authority for it to operate its business and provide the Services under this Agreement;

(b)

Custodian (including its affiliates and any vendors used to facilitate the Services offering hereunder) is, and shall remain, in good standing with all relevant government agencies, departments and regulatory and supervisory bodies in all relevant jurisdictions in which they do business, and Custodian will immediately notify Client if Custodian, its affiliates or any vendors it utilizes to conduct Services ceases to be in good standing with any regulatory authority;

(c)

Custodian is and shall remain in full compliance with Applicable Law, including (to the best of its knowledge) U.S. securities laws and regulations, as well as any applicable state and federal laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, AML Laws, USA PATRIOT Act and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdictions and all applicable anti-corruption laws and regulations, including the United States Foreign Corrupt Practices Act;

(d)

With respect to the Services, Custodian (i) maintains Industry-standard initial and ongoing due diligence and KYC programs that it conducts on banks, financial institutions, Staking Service Providers and vendors with which it interacts on behalf of Client and obtains contractual commitments from such parties that they comply with Applicable Law; (ii) monitors the risks of staking Client’s assets with Staking Service Providers in connection with its Staking Services provided pursuant to this Agreement; and (iii) will promptly notify the Client of any material change in the risks associated with Custodian’s Staking Services and/or Staking Service Providers that would impact the Services on a material basis;

(e)

Custodian will safekeep Client’s Digital Assets and Fiat Currencies and segregate (either in separate wallets or, to the extent Custodian is permitted to maintain Client’s Digital Assets in one or more omnibus accounts, on its books and records by clearly indicating that such Digital Assets are property of Client) all of Client’s Digital Assets and Fiat Currencies from both the (i) assets and property of Custodian, and (ii) assets and property of other customers of Custodian;

(f)	Custodian will maintain adequate capital and reserves to the extent required by Applicable Law;

(g)

Custodian is duly organized, validly existing and in good standing under the applicable South Dakota laws, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction where such qualification is necessary;

(h)

Custodian has the full capacity and authority to enter into and be bound by this Agreement, and the person executing or otherwise accepting this Agreement for Custodian has full legal capacity and authorization to do so;

(i)

Neither Custodian or any of its affiliates providing Services to Client is owned in part or in whole or controlled by any person or entity that is, nor is it conducting any activities on behalf of any person or entity that is (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Custodian or its affiliates with respect to U.S. sanctions laws; (ii) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including without limitation, the Crimean, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria;

(j)

Custodian (i) is the owner of or is duly authorized to provide the Services; (ii) has all rights necessary to grant all the rights and licenses that it purports to grant and perform all of its obligations under this Agreement; and (iii) is not aware of any claim that the Services, and the use thereof by any Authorized User in accordance with this Agreement, infringe upon or otherwise violate any statutory, common law or other rights of any third party in or to any Intellectual Property Rights therein; and.

(k)

As of the Eﬀective Date, there is no pending, threatened, or anticipated claim, suit, or proceeding aﬀecting or that could aﬀect Custodian’s ability to perform and fulfill its obligations under this Agreement.

7.3.

Notification. Without limitation of either party’s rights or remedies, each party shall immediately notify the other party if, at any time after the Effective Date, any of the representations, warranties, or covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice shall describe in reasonable detail the representation, warranty, or covenant affected, the circumstances giving rise to such failure and the steps the notifying party has taken or proposes to take to rectify such failure.

8.

DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CUSTODIAN SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT. CUSTODIAN DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE COMPANY SITE, ANY PART OF THE SERVICES, OR ANY OF THE MATERIALS CONTAINED IN ANY OF THE FOREGOING WILL BE CONTINUOUS, UNINTERRUPTED, OR TIMELY; BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES.

9.	CONFIDENTIALITY, PRIVACY, DATA SECURITY.

9.1.	Confidentiality.

(a)

As used in this Agreement, “Confidential Information” means any non-public, confidential or proprietary information of a party (“Discloser”) including without limitation, information relating to Discloser’s business operations or business relationships, financial information, pricing information, business plans, customer lists, data, records, reports, trade secrets, software, formulas, inventions, techniques, and strategies. A party receiving Confidential Information of Discloser (“Recipient”) will not disclose it to any unrelated third party without the prior written consent of the Discloser, except as provided in subsection (b) below and has policies and procedures reasonably designed to create information barriers with respect to such party’s officers, directors, agents, employees, affiliates, consultants, vendors, contractors and professional advisors as well as any Staking Service Providers. Recipient will protect such Confidential Information from unauthorized access, use and disclosure. Recipient shall not use Discloser’s Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement. Recipient shall promptly notify Discloser if it becomes aware that any Confidential Information of the Discloser is disclosed by Recipient, its representatives or Affiliates or any subcontractor to any third party if such disclosure is made in violation of the foregoing provisions of this Section 9. The obligations herein shall not apply to any (i) information that is or becomes generally publicly available through no fault of Recipient, (ii) information that Recipient obtains from a third party (other than in connection with this Agreement) that, to recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; or (iii) information that is independently developed or acquired by Recipient without the use of or reference to Confidential Information of Discloser.

(b)

Notwithstanding the foregoing, Recipient may disclose Confidential Information of Discloser to the extent required under Applicable Law; provided, however, Recipient shall first notify Discloser (to the extent legally permissible) and shall afford Discloser a reasonable opportunity to seek a protective order or other confidential treatment. For the purposes of this Agreement, no affiliate of Custodian shall be considered a third party and Custodian may share Client’s Confidential Information with affiliates who need to know Client’s Confidential Information in connection with Custodian’s performance of its obligations or exercise of its rights under this Agreement and as authorized by Client; provided that Custodian causes such entity to undertake the obligations in this Section 9.1.

(c)

Confidential Information includes all documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of Recipient and all of the foregoing shall be and remain the property of the Discloser. Confidential Information shall include the existence and the terms of this Agreement. At Discloser’s request or on termination of this Agreement (whichever is earlier), Recipient shall return or destroy all Confidential Information; provided, however, Recipient may retain one copy of Confidential Information (i) if required by law or regulation, or (ii) pursuant to a bona fide and consistently applied document retention policy; provided, further, that in either case, any Confidential Information so retained shall remain subject to the confidentiality obligations of this Agreement.

(d)

Discloser retains all rights, title, and interest, including all intellectual property rights, in and to its Confidential Information. Except as expressly provided in this Agreement, Discloser does not grant Recipient any license, use, or other rights, express or implied, in such information, other than as required to perform its obligations and exercise its rights hereunder. Without limiting the foregoing, Custodian shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Client’s Confidential Information in whole or in part.

(e)

Notwithstanding anything to the contrary in this Section, Client acknowledges that Custodian may use Anonymized Information (as hereinafter defined) for Custodian’s reasonable and legitimate internal business purposes, including to provide, maintain, support, and improve the Services and the security thereof. “Anonymized Information’’ means the aggregated, anonymized data generated by Custodian from Client Data provided by or on behalf of Client in connection with, or collected, generated, or observed from Client’s use of, the Services and all information that is derived from such data, that has been altered using measures to render such data as de-identified under applicable data protection laws so that it (i) does not reasonably identify, relate to, or describe a particular Client employee, contractor, or agent, (ii) cannot be combined with other information to re-identify a Client employee, contractor, or agent and (iii) cannot be used to identify or be linked to Client. Custodian shall not (and shall not permit or otherwise allow its personnel to) re-identify such data or attempt to correlate, associate, supplement or otherwise process Anonymized Information such that the resulting data or information is reasonably capable of identifying or being associated or linked with a particular person, household or device. “Client Data” means the aggregated statistical and technical data that is generated as a result of Client and their authorized users’ use of the Services as permitted hereunder. For clarity, Client Data does not include Client’s Confidential Information or any analysis of, derived data pertaining to, or information otherwise based on Client’s Confidential Information. Client disclaims responsibility for the content, accuracy, timeliness, completeness, availability or Custodian’s use of the Anonymized Information or data used to generate the Anonymized Information and makes no warranty, express or implied, concerning the Anonymized Information, and that Custodian uses the Anonymized Information at its own risk. Custodian will defend, indemnify and hold harmless Client and its affiliates, and each of its or their respective officers, directors, agents, employees, and representatives, from and against any liabilities, damages, losses, costs and expenses, including but not limited to reasonable attorneys’ fees and costs resulting from any Claim arising out of or related to Custodian’s use of Anonymized Information.

9.2.	Security.

Custodian has implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard Custodian’s electronic systems and Client’s Confidential Information from, among other things, unauthorized disclosure, access, or misuse, including, by Custodian and its affiliates. In the event of a data security incident, Custodian will provide all notices required under Applicable Law. Without limiting the generality of the foregoing, Custodian shall comply, and shall cause its employees and other personnel to comply, with the Security Requirements provided in Appendix 5 of this Agreement (the “Security Requirements”).

10.	INDEMNIFICATION.

10.1.

Indemnity. Client will defend, indemnify and hold harmless Custodian, its affiliates and service providers, and each of its or their respective officers, directors, agents, employees, and representatives, from and against any liabilities, damages, losses, costs and expenses, including but not limited to reasonable attorneys’ fees and costs resulting from any third-party claim, demand, action or proceeding (a “Claim”) arising out of or related to Client’s (i) use of Services; (ii) breach of this Agreement, or (iii) violation of any Applicable Law in connection with its use of Services.

10.2.	Indemnification Process.

(a)

Custodian will (i) provide Client with prompt notice of any indemnifiable Claim under Section 10.1 (provided that the failure to provide prompt notice shall only relieve Client of its obligation to the extent it is materially prejudiced by such failure and can demonstrate such prejudice); (ii) permit Client to assume and control the defense of such action upon Client’s written notice to Custodian of Client’s intention to indemnify, with counsel acceptable to Custodian in its reasonable discretion; and (iii) upon Client’s written request, and at no expense to Custodian, provide to Client all available information and assistance reasonably necessary for Client to defend such Claim. Custodian shall be permitted to participate in the defense and settlement of any Claim with counsel of Custodian’s choice at Custodian’s expense (unless such retention is necessary because of Client’s failure to assume the defense of such Claim, in which event Client shall be responsible for all such fees and costs). Client will not enter into any settlement or compromise of any such Claim, which settlement or compromise would result in any liability to any Custodian Indemnitee or constitute any admission of or stipulation to any guilt, fault or wrongdoing, without Custodian’s prior written consent.

(b)

Client acknowledges and agrees that any Losses imposed on Custodian (whether in the form of fines, penalties, or otherwise) as a result of a violation by Client of any Applicable Law, may at Custodian’s discretion, be passed on to Client and Client acknowledges and represents that Client will be responsible for payment to Custodian of all such Losses.

11.	LIMITATIONS OF LIABILITY.

11.1.

NO CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 11.3 BELOW, IN NO EVENT SHALL CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE COMPANY SITE OR THE SERVICES, OR THIS AGREEMENT, EVEN IF CUSTODIAN HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

11.2.

LIMITATION ON DIRECT DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 11.3 BELOW, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, EXCEED THE FEES PAID OR PAYABLE TO CUSTODIAN UNDER THIS AGREEMENT DURING THE 3-MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST INCIDENT GIVING RISE TO SUCH LIABILITY.

11.3.

EXCEPTIONS TO EXCLUSIONS AND LIMITATIONS OF LIABILITY. THE EXCLUSIONS AND LIMITATIONS OF LIABILITY IN SECTION 11.1 AND SECTION 11.2 WILL NOT APPLY TO CUSTODIAN’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE. CUSTODIAN’S LIABILITY FOR GROSS NEGLIGENCE SHALL BE LIMITED TO THE VALUE OF THE AFFECTED DIGITAL ASSETS OR FIAT CURRENCY.

12.	MISCELLANEOUS.

12.1.

Notice. All notices under this Agreement shall be given in writing, in the English language, and shall be deemed given when personally delivered, sent by email, or three days after being sent by prepaid certified mail or internationally recognized overnight courier to the addresses set forth in the signature blocks below (or such other address as may be specified by party following written notice given in accordance with this Section).

12.2.

Publicity. Without the prior written consent by an authorized person of Client, Custodian and its affiliates or vendors shall not identify Client as a customer of the Services, including in marketing and/or investor materials. Custodian hereby consents to Client’s use of Custodian’s name and/or approved logos or promotional materials to identify Custodian as its custodial service provider as contemplated by this Agreement. Notwithstanding the foregoing, either party may revoke its consent to such publicity under this Section at any time for any reason, and upon notice by the revoking party, the other party will cease any further use of the revoking party’s name, logos, and trademarks and remove all references and/or postings identifying the revoking party as soon as possible.

12.3.

Entire Agreement. Except as otherwise agreed to by the parties, this Agreement, any appendices, schedules or attachments to this Agreement, and all disclosures, notices or policies available on the BitGo website as of the Effective Date (and as each may be amended from time to time upon mutual agreement of the Parties in writing) that are specifically referenced in this Agreement, comprise the entire understanding and agreement between Client and Custodian as to the Services, and supersedes any and all prior discussions, agreements, and understandings of any kind (including without limitation, any prior versions of this Agreement) and every nature between and among Client and Custodian with respect to the subject matter hereof, including any “shrinkwrap” or “click-wrap” license included in the Services. Section headings in this Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Agreement.

12.4.

Computer Viruses. Without limiting any of Custodian’s obligations under the Security Requirements, Custodian shall not bear any liability, whatsoever, for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing or other attack, unless such damage or interruption directly resulted from Custodian’s negligence, fraud, or willful misconduct. Custodian advises the regular use of a reputable and readily available virus screening and prevention software. Client should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks and should use care in reviewing messages purporting to originate from Custodian. Client should always log into Client’s Custodial Account through the Company Site to review any deposits or withdrawals or required actions if Client has any uncertainty regarding the authenticity of any communication or notice.

12.5.	No Waiver. The waiver by a party of any breach or default will not constitute a waiver of any different or subsequent breach or default.

12.6.	Amendments. Any modification or addition to this Agreement must be in a writing signed by a duly authorized representative of each of the parties.

12.7.

Assignment. Neither party may assign any rights and/or licenses granted under this Agreement without the prior written consent of the other party; except that a party may assign this Agreement without the prior consent of the other party to any of its affiliates or subsidiaries or pursuant to a transfer of all, or substantially all, of Custodian’s business and assets, whether by merger, sale of assets, sale of stock, or otherwise. The parties agree to provide prior written notice of such assignment. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors, and permitted assigns. Upon the Custodian’s assignment under this Section 12.7, Client may terminate this Agreement immediately and without penalty.

12.8.

Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law and the validity or enforceability of any other provision of this Agreement shall not be affected.

12.9.

Governing Law; Venues. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws . Any dispute that is not resolved by the parties informally and in good faith between them shall be subject to the jurisdiction and venue of the state and federal courts located in New York and the parties submit to the exclusive jurisdiction of such courts.

12.10.

Force Majeure. Neither party shall be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of the parties, including but not limited to, any delay or failure due to any act of God, natural disasters, act of civil or military authorities, act of terrorists, including but not limited to government restrictions, exchange or market rulings, civil disturbances, war, strike or other labor disputes, fire, interruption in telecommunications or Internet services or network provider services, other catastrophes or any other occurrence which are beyond the reasonable control of the parties (any such cause or condition, a “Force Majeure Event”). For clarity, a Force Majeure Event does not occur where the non-performing party is at fault in failing to prevent or causing the delay, suspension of operations, failure in performance, or interruption of service. A Force Majeure Event shall not excuse or suspend Custodian’s obligation to invoke and follow its Business Continuity Plan in a timely fashion, to the extent that such Business Continuity Plan was designed to cover the Force Majeure Event, or events caused by the Force Majeure Event.

12.11.

Relationship of the Parties. Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, Client and Custodian to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either Client or Custodian to be treated as the agent of the other.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

BITGO TRUST COMPANY, INC. By: Name: Title: Date: October 3, 2025 Address for Notice: 6216 Pinnacle Place Suite 101 Sioux Falls, SD 57108 Attn: Legal Email: legal@bitgo.com

FD FUNDS MANAGEMENT on behalf of the Clients identified on Schedule B

By:

Name:

Title:

Date: October 3, 2025

Address for Notice:

245 Summer Street
Boston, MA 02210

Attn: Fund Operations: Legal

Email: FundOperations@fmr.com

APPENDIX 1

SERVICES AGREEMENT SECTIONS 2 AND 5

[redacted]

APPENDIX 2: FORK POLICY

[redacted]

APPENDIX 3: SERVICE LEVEL AGREEMENT

[redacted]

APPENDIX 4: STAKING & DELEGATION SERVICES TERMS

[redacted]

Exhibit 1 to Appendix 4

Additional Terms

[redacted]

APPENDIX 5: SECURITY REQUIREMENTS

[redacted]

SCHEDULE A: FEE SCHEDULE

[redacted]

SCHEDULE B

LIST OF CLIENTS

•	Fidelity Ethereum Fund

•	Fidelity Solana Fund

•	FD Funds Management LLC

SCHEDULE C

INSURANCE REQUIREMENTS

[redacted]

SCHEDULE D

BUSINESS CONTINUITY PLAN

[redacted]

SCHEDULE E

LIST OF BITGO VENDORS

[redacted]

SCHEDULE F

STAKING SERVICE PROVIDERS

•	Figment

•	BlockDaemon